Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida

(808) 946-1400

Territorial Bancorp Inc.

Announces First Quarter 2012 Results

Honolulu, Hawaii, May 4, 2012 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.5 million or $0.35 per basic and $0.34 per diluted share for the three months ended March 31, 2012, compared to $3.0 million or $0.27 per basic and $0.26 per diluted share for the three months ended March 31, 2011. Net income increased by $540,000 or 18.0% for the three months ended March 31, 2012, compared to the same period in 2011. The increase in earnings is primarily due to an increase in interest earned on loans due to higher loan volume, growth in interest earned on investment securities and an increase in gains realized on the sale of loans. The Company also saw a reduction in interest expense on deposits and securities sold under agreements to repurchase, due to the current low interest rate environment. These amounts were offset to some degree by higher non-interest expenses, including occupancy and other general and administrative expenses.

The Company also announced that its Board of Directors today approved an increase in its quarterly cash dividend from $0.10 to $0.11 per share of common stock. The dividend is expected to be paid on June 1, 2012, to stockholders of record as of May 18, 2012.

Allan Kitagawa, Chairman and Chief Executive Officer, said “Our core earnings and net interest income increased due to improved loan originations and growth in deposits. I am also pleased to announce that due to our strong performance we will increase our quarterly dividend from $0.10 to $0.11 per share of common stock.”

Interest Income

For the three months ended March 31, 2012 and 2011, net interest income was $13.1 million and $12.5 million, respectively. The growth in net interest income is due to a $283,000 increase in interest and dividend income earned and a $250,000 decline in interest expense. Total interest and dividend income was $15.6 million for the three months ended March 31, 2012, compared to $15.3 million for the three months ended March 31, 2011. The growth in interest and dividend income occurred primarily due to an increase in interest earned on investment securities which totaled $6.5 million for the three months ended March 31, 2011, and an increase in interest income earned on loans which totaled

$9.0 million for the three months ended March 31, 2012, compared to $8.9 million for the three months ended March 31, 2011. Our net interest margin decreased for the three months ended March 31, 2012 compared to the prior quarter ended December 31, 2011. The decrease resulted from higher levels of liquidity and lower levels of investment securities, primarily due to lower interest rates during in the first quarter.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $2.6 million for the three months ended March 31, 2012, compared to $2.8 million for the three months ended March 31, 2011. The decrease in interest expense is primarily due to a $138,000 decline in interest expense on deposits due to the lower interest rate environment. Interest expense on securities sold under agreements to repurchase also declined by $130,000 to $904,000 for the three months ended March 31, 2012, from $1.0 million for the three months ended March 31, 2011, due to the repayment of $3.0 million of borrowings. Provision for loan losses decreased by $24,000 to $84,000 for the three months ended March 31, 2012, compared to $108,000 for the three months ended March 31, 2011.

Noninterest Income

Noninterest income was $1.4 million for the three months ended March 31, 2012, compared to $1.1 million for the three months ended March 31, 2011. The increase in noninterest income was primarily due to a $297,000 increase in gain on sale of loans and a $62,000 increase in gain on sale of investment securities.

Noninterest Expense

Noninterest expense increased to $8.6 million for the three months ended March 31, 2012, as compared to $8.4 million for the three months ended March 31, 2011. The increase in noninterest expense was primarily due to higher occupancy expense and other general and administrative expenses.

Assets and Equity

Total assets grew to $1.572 billion at March 31, 2012, from $1.538 billion at December 31, 2011. Cash and cash equivalents increased to $159.8 million at March 31, 2012 from $131.9 million at December 31, 2011. Investment securities held to maturity decreased to $637.9 million as of March 31, 2012, from $653.9 million at December 31, 2011, as repayments and sales exceed the amount of security purchases. Loans receivable grew to $711.5 million at March 31, 2012, from $688.1 million at December 31, 2011, due to an increase in residential mortgage loan production. Loans receivable at March 31, 2012 increased by 9.0% compared to the same period last year. The growth in loans receivable was primarily funded by a $35.3 million increase in deposits. Deposits increased to $1.201 billion at March 31, 2012 from $1.166 billion at December 31, 2011. Deposits at March 31, 2012 increased by 9.6% compared to the same period last year. Total stockholders’ equity increased to $217.0 million at March 31, 2012, from $214.0 million at December 31, 2011. The change in stockholders’ equity was primarily due to the Company’s earnings for the three months ended March 31, 2012, which were offset by the cost of shares repurchased under the Company’s stock repurchase program and payment of dividends for the fourth quarter of 2011. The Board of Directors previously authorized three repurchase programs. Through the end of March 31, 2012, the first and second buyback programs had been completed with 733,988 and 581,265 shares repurchased respectively. In addition, under the third buyback program, 49,934 shares had been repurchased through March 31, 2012.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing was $1.7 million (8 loans) at March 31, 2012, compared to $2.3 million (12 loans) at December 31, 2011. Asset quality remained strong with the ratio of nonperforming assets to total assets decreasing to 0.17% at March 31, 2012, from 0.22% at December 31, 2011. The allowance for loan losses at March 31, 2012 was $1.5 million and represented 0.21% of total loans. At December 31, 2011, the allowance for loan losses was also $1.5 million and represented 0.22% of total loans.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 27 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	3/31/2012	3/31/2011
Interest and dividend income:
Investment securities	$6,516	$6,371
Loans	9,029	8,883
Other investments	84	92

Total interest and dividend income	15,629	15,346

Interest expense:
Deposits	1,570	1,708
Advances from the Federal Home Loan Bank	104	86
Securities sold under agreements to repurchase	904	1,034

Total interest expense	2,578	2,828

Net interest income	13,051	12,518

Provision for loan losses	84	108

Net interest income after provision for loan losses	12,967	12,410

Non-interest income:
Service fees on loan and deposit accounts	550	558
Income on bank-owned life insurance	233	239
Gain on sale of investment securities	128	66
Gain on sale of loans	441	144
Other	90	119

Total non-interest income	1,442	1,126

Non-interest expense:
Salaries and employee benefits	5,173	5,126
Occupancy	1,324	1,221
Equipment	812	766
Federal deposit insurance premiums	190	296
Other general and administrative expenses	1,139	1,000

Total non-interest expense	8,638	8,409

Income before income taxes	5,771	5,127

Income taxes	2,231	2,127

Net income	$3,540	$3,000

Basic earnings per share	$0.35	$0.27
Diluted earnings per share	$0.34	$0.26
Cash dividends declared per common share	$0.10	$0.07
Basic weighted-average shares outstanding	10,192,115	11,262,399
Diluted weighted-average shares outstanding	10,444,539	11,360,654

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	3/31/2012	12/31/2011
Assets
Cash and cash equivalents	$159,811	$131,937
Investment securities held to maturity, at amortized cost (fair value of $667,958 and $687,319 at March 31, 2012 and December 31, 2011, respectively)	637,867	653,871
Federal Home Loan Bank stock, at cost	12,348	12,348
Loans held for sale	2,334	3,231
Loans receivable, net	711,464	688,095
Accrued interest receivable	4,749	4,780
Premises and equipment, net	5,260	5,450
Real estate owned	408	408
Bank-owned life insurance	30,467	30,234
Deferred income taxes receivable	2,723	2,648
Prepaid expenses and other assets	4,613	4,569

Total assets	$1,572,044	$1,537,571

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,201,407	$1,166,116
Advances from the Federal Home Loan Bank	20,000	20,000
Securities sold under agreements to repurchase	105,300	108,300
Accounts payable and accrued expenses	21,206	22,816
Current income taxes payable	4,972	3,114
Advance payments by borrowers for taxes and insurance	2,170	3,264

Total liabilities	1,355,055	1,323,610

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 11,007,180 and 11,022,309 shares at March 31, 2012 and December 31, 2011, respectively	110	110
Additional paid-in capital	98,077	97,640
Unearned ESOP shares	(8,196)	(8,319)
Retained earnings	130,764	128,300
Accumulated other comprehensive loss	(3,766)	(3,770)

Total stockholders’ equity	216,989	213,961

Total liabilities and stockholders’ equity	$1,572,044	$1,537,571

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

March 31, 2012

	Three Months Ended March 31,
	2012	2011
Performance Ratios (annualized):

Return on average assets	0.91%	0.82%
Return on average equity	6.53%	5.24%
Net interest margin on average interest earning assets	3.47%	3.53%

	At March 31, 2012	At December 31, 2011
Selected Balance Sheet Data:

Book value per share (1)	$19.71	$19.41
Stockholders’ equity to total assets	13.80%	13.92%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$1,732	$2,335
Non-performing assets (2)	2,728	3,335
Allowance for loan losses	1,529	1,541
Non-performing assets to total assets	0.17%	0.22%
Allowance for loan losses to total loans	0.21%	0.22%
Allowance for loan losses to non-performing assets	56.05%	46.21%

Note:

(1)	Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding
(2)	Amounts are net of charge-offs